UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014 (December 16, 2014)

______________

LIHUA INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

______________

Delaware	001- 34445	14-1961536
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

c/o Lihua Holdings Limited
Houxiang Five-Star Industry District
Danyang City, Jiangsu Province PRC 212312
(Address of Principal Executive Office) (Zip Code)

(86) 511 86317399
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

Background

Lihua International, Inc. (the “Company”) is undergoing a significant transformation as it continues to assesses the viability and financial condition of its subsidiaries, which were materially damaged by the allegedly illegal conduct of its the Company’s former Chairman and Chief Executive Officer, Mr. Zhu Jianhua, and former Chief Operating Officer and director, Ms. Wang Yangying.  As the Company disclosed in its Current Report on Form 8-K on September 29, 2014, the Company’s subsidiaries appear to be insolvent.  Since April 30, 2014, when the Company’s Chief Financial Officer and the Audit Committee were first alerted to Mr. Zhu’s and Ms. Wang’s alleged malfeasance, the Company has sought to collect and preserve records and to investigate and understand the events that have led to the Company’s current circumstances.

 As previously disclosed, in May 2014, Magnify Wealth Enterprises Limited, a BVI company (“Magnify Wealth”) and Power Apex Holdings Limited, a BVI company (“Power Apex”) entered into a stock purchase agreement, whereby Magnify Wealth sold 13,195,000 shares of common stock of the Company in a private transaction to Power Apex. The shares represent approximately 44% of the total share ownership of the Company. Power Apex is a wholly owned subsidiary of Jiangsu Jinhong Import and Export Co. (“Jinhong”).  Jinhong is one of the subsidiaries of Wuxi Jinde Asset Management Co., which is a subsidiary of Wuxi Industrial Development Group Co., Ltd. (collectively “Jinhong”), a state-owned enterprise of the PRC, which was established by the Wuxi City government in 2008.  In June 2014, the Company’s Board of Directors appointed Mr. Wang Tianbo as its Chairman and Chief Executive Officer, and Mr. Zhang Ming as a director.  Mr. Wang is a director of Jinhong and Mr. Zhang is the chairman of Jinhong.

Jinhong has been working to understand the financial condition of the Company’s subsidiaries and to address their liabilities.  In performing this work, Jinhong has been coordinating with the local government in Danyang City, PRC, where the Company’s facilities are located, which is interested in mitigating the economic impact of the Company’s circumstances in the region.  This impact includes the reduction in employment that resulted from the cessation of operations by the Company’s subsidiaries, and the impact when Lihua’s  subsidiaries defaulted on loans that Mr. Zhu and Ms. Wang caused them to incur without the knowledge or consent of the Audit Committee or the Chief Financial Officer.

The Company provided an overview of some of the significant efforts made by the Chief Financial Officer and the former members of the Audit Committee to investigate and understand the relevant circumstances in a Current Report filed on Form 8-K on September 29, 2014.  The Company’s management recently met in the PRC, and conferred with Jinhong, as part of its continued efforts.    Following that meeting, and further investigation, the following is provided for the purpose of updating the disclosure with respect to the information obtained to date.

Entry Into Processing Agreement

In September 2014, Danyang Lihua Electron Ltd. (“Lihua Electron”), an indirect subsidiary of the Company, entered into a processing agreement (the “Processing Agreement”) with Jiangsu Jinhong International Economic & Technology Development Ltd. (“Jiangsu”), an indirect subsidiary of Wuxi.  Wuxi is a substantial indirect shareholder of Power Apex Holdings Ltd., the state-owned enterprise that previously acquired a 44% share of the Company’s common stock.

Pursuant to the Processing Agreement, Jiangsu agreed to utilize Lihua Electron as its processor for copper wire and related wire and cable products.  The Processing Agreement states the processing fee to be charged shall be in accordance with Lihua Electron’s fee table.  Under the terms of the Processing Agreement, Jiangsu is not required to utilize Lihua Electron for any minimum amount of orders.  As such, the financial significance of this agreement is unknown.  To date, revenue from the Processing Agreement has been nominal.

Legal Actions

The current management of the Company recently became aware that Ms. Wang, and the Company’s subsidiary, Jiangsu Lihua Copper Industry Co., Ltd. (“Lihua Copper”), were each indicted in the Yingkou Zhanqian District People’s Procuratorate for falsely issuing VAT invoices.  According to the indictment, from October 2012 to March 2013, Ms. Wang is being accused of signing false copper procurement contracts with a third party (which party is also being pursued) and remitting false purchase prices to such party’s bank account in order to obtain more input tax for less payment of VAT. According to the indictment, Ms. Wang is accused of declaring the false VAT invoices with the local tax authorities for verification and offsetting the tax accordingly.  The indictment concludes that according to the Yingkou Tongji Tax Forensic Verification Center, in 2012, Ms. Wang, on behalf of Lihua Copper, asked the third party to falsely issue 295 sets of VAT invoices, in the purchase price amount of RMB 29,174,548.99, with a total deducted VAT amount of RMB 4,959,672.65, and a total price and tax amount of RMB 34,134,221.55.  In connection with the false VAT filings, the indictment asserts that the false purchase prices paid by Lihua Copper as part of the scheme were, in part, subsequently remitted to a debit card controlled by Ms. Wang. The case is currently expected to be heard at the end of December 2014.  Lihua Copper, on direction from Ms. Wang, previously paid RMB 13 million to the Yingkou Public Security Bureau, which current management believes was paid as a penalty fee for the events discussed in the indictment.  Based on information available to the Company’s current management, the Company believes that this amount represents the potential financial exposure to Lihua Copper.  However, there is no assurance that such amounts will be sufficient to satisfy any fines or penalties arising out of the events discussed in the indictment.

Prior to their having read the indictment, which was recently obtained by management of the Company, the Company’s current management and Board of Directors, and its prior Audit Committee, were not aware of any of the matters or events described in the indictment.

In addition to the above indictment, current management of the Company has learned of a civil judgment from the Nanjing Intermediate People’s Court dated September 2014 against Lihua Copper, Lihua Electron, Ms. Wang and Mr. Zhu. The civil judgment states that none of the defendants appeared before the court for the hearing on the merits. Pursuant to the judgment, the court found that China Everbright Bank provided Lihua Copper with a loan of RMB 10 million, as well as US$6.1 million pursuant to a letter of credit.  The court found that the loan was in default and that the sums paid pursuant to the letter of credit were due and payable.  The court judgment required Lihua Copper to repay the RMB 10 million and the US$6.1 million, plus interest, within ten days of the judgment.  The court also found that Lihua Electron, Mr. Zhu and Ms. Wang were jointly and severally liable for the payment obligations of Lihua Copper, up to a maximum amount of RMB 50 million.  To the knowledge of the Company’s current management, such amounts have not been paid to date.

Framework Agreement

Subsequent to Power Apex’s purchase of the Company’s common stock, Jinhong entered into a framework agreement (“Agreement”) with Mr. Zhu, and with the Company’s PRC subsidiaries, of which Mr. Zhu is the legal representative.  Pursuant to the Agreement, Mr. Zhu, in his capacity as the legal representative of the PRC subsidiaries, agreed to entrust all assets of the subsidiaries to Jinhong, along with any assets held in the name of Mr. Zhu that were acquired with funds entrusted to Mr. Zhu by the subsidiaries.  Pursuant to the Agreement, Jinhong agreed to act as the reorganization trustee of the Company’s subsidiaries.  Within its responsibilities, Jinhong has the right to dispose the entrusted assets that are free of legal restriction, lien claims or court order seals, on behalf of the subsidiaries pursuant to a plan of reorganization to be submitted to and approved by the local government.  The funds from the asset disposition will be held in a trustee account.  Jinhong, in its capacity as trustee, agreed to use the funds from such disposition, after recouping any costs incurred by Jinhong in effecting the disposition, to: (i) pay salaries and social security payments to the employees of the subsidiaries; (ii) pay utility fees and security fees owed by the subsidiaries; (iii) pay the taxes owed by the subsidiaries; and (iv) pay the remaining debts of the subsidiaries on a pro rata basis to the debt holders of the subsidiaries.  It is not expected that any funds will remain after payment of the foregoing. During the pendency of disposition plan described above, Mr. Zhu will remain as the legal representative of the PRC subsidiaries due to the liability that attaches to such position in China and the unwillingness of any other individual to assume such position.

Evaluation of Legal Action against Mr. Zhu and Ms. Wang

The Company continues to evaluate whether, when, and in what forum to assert claims against Mr. Zhu Jianhua and Ms. Wang Yanying.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Lihua International, Inc.

By:	/s/ Daphne Huang
Daphne Huang Chief Financial Officer

Date:           December 16, 2014